Exhibit 99.2

Philip Morris International Inc.
2014 Fourth-Quarter and Full-Year Results Conference Call
February 5, 2015

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2014 fourth-quarter and full-year results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the fourth-quarter and full-year 2014 and comparing them to the same periods in 2013, unless otherwise stated.

A glossary of terms, data tables showing adjustments to net revenues and OCI, for currency and acquisitions, asset impairment, exit and other costs, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures are at the end of today’s webcast slides, which are posted on our web site. Please note that Reduced-Risk Products, or “RRPs”, is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Jacek Olczak, our Chief Financial Officer, will join André for the question and answer period.

André.

ANDRE CALANTZOPOULOS

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

We anticipated that 2014 would be a particularly difficult and complex year for PMI and had in fact characterized it as an “investment year.” We aimed to address specific challenges in key markets such as Italy, Japan and the Philippines, while also investing behind a number of strategic initiatives including the pilot launches of iQOS, the roll-out of the Marlboro 2.0 Architecture and the optimization of our global manufacturing footprint. In addition, we faced an operating environment of continued macro-economic weakness and unprecedented currency headwinds.

Within this context, I am very pleased to announce that we delivered a solid currency-neutral performance in 2014, achieving adjusted diluted EPS growth of 7.8%. This result exceeded the 6.5% to 7.5% guidance that we provided last November, due mainly to better-than-expected performances in the EU and EEMA Regions. In addition, we made very substantial progress in addressing our specific key market challenges and successfully executed on our strategic initiatives.

(SLIDE 5.)

As anticipated, our fourth-quarter results came in below our exceptionally strong performance in the fourth quarter of 2013. In addition to this challenging comparison, the pattern of our expenses and the timing of key investments in 2014 were skewed towards the final quarter.

Our organic cigarette volume declined by 3.8% for the quarter, due to lower total cigarette industry volumes and inventory movements in the Asia and EEMA Regions, partly offset by market share gains in the EU and EEMA Regions. Excluding the adverse impact of inventory movements, volume for the quarter declined by approximately 2%.

Net revenues increased by 1.1%, excluding currency and acquisitions, with favorable pricing across all Regions that more than offset unfavorable volume/mix due principally to the Asia Region. Adjusted OCI declined by 10.6% on the same basis, due mainly to the aforementioned pattern of expenses and timing of investments.

Fourth-quarter adjusted diluted EPS, excluding currency, of $1.31 decreased by 4.4%, compared to a 19.4% increase, on the same basis, in the fourth quarter of 2013.

(SLIDE 6.)

Despite a historically high adverse currency headwind, we enter 2015 with strong business fundamentals and, accordingly, remain optimistic regarding our business prospects going forward. Consequently, this year we are targeting currency-neutral annual growth, excluding acquisitions, of 4% to 6% for net revenues and 6% to 8% for adjusted OCI.

Our reported diluted EPS guidance for 2015, at prevailing exchange rates, is in a range of $4.27 to $4.37, versus $4.76 in 2014, and includes an unfavorable currency impact of approximately $1.15. This guidance represents a growth rate, excluding currency, of approximately 8% to 10%, compared to our adjusted diluted EPS of $5.02 in 2014.

As I will explain later, our 2015 guidance includes incremental spending versus 2014 for the deployment of iQOS and does not include any share repurchases.

(SLIDE 7.)

The $1.15 of unfavorable currency, at prevailing exchange rates, included in our 2015 guidance, is driven primarily by the Russian Ruble, the Euro, the Japanese Yen and the Indonesian Rupiah. These four currencies account for approximately 42%, 13%, 11% and 5%, respectively, or over 70% collectively, of the total unfavorable currency variance.

We have currently hedged approximately 60% of our 2015 forecast sales to Japan, which, at prevailing exchange rates, translates to an effective rate of 110 Yen to the U.S. Dollar.

(SLIDE 8.)

Let me now discuss our progress in some of our Regions and key markets, beginning with the marked improvement in the EU Region.

Total cigarette industry volume was down by 2.4% in the fourth quarter, bringing the full-year decline to 3.1%. This represents a significant moderation versus the 7.4% decline in 2013, which we attribute to the subdued performance of the e-vapor category, less out-switching to fine cut products, a reduction in illicit trade in several markets and lower-than-historical average pricing, mainly in Italy.

For 2015, we forecast a decline in cigarette industry volume of approximately 4%.

(SLIDE 9.)

Our 2014 market share performance in the EU Region was impressive, with a gain of 1.0 percentage point to 39.9% in the fourth quarter and 1.0 point to 39.8% for the full year. This result reflects share growth in all six of the Region’s largest markets by cigarette industry volume, most notably in Italy and Poland.

In fact, our share gains in conjunction with the moderating industry volume decline resulted in essentially stable PMI cigarette volume in the EU Region last year. This is a remarkable achievement and, by far, the Region’s best cigarette volume performance since the spin.

(SLIDE 10.)

Marlboro, L&M and Chesterfield were the primary drivers of our share performance in the EU Region. As of 2014, they represented the top three cigarette industry brands in the Region by volume. For the year, Marlboro share grew by 0.3 points to 19.3%, L&M by 0.2 points to 7.1% and Chesterfield by 1.1 points to 5.5%. The performances of Marlboro in France and Spain, L&M in Germany, and Chesterfield in Italy and Poland were of particular note.

(SLIDE 11.)

For 2015, we expect the EU Region to return to low single-digit adjusted OCI growth, excluding currency and acquisitions. The excise tax environment remains rational. Our leading brand portfolio positions us well for further share gains, driven by the continued roll-out of the Marlboro 2.0 Architecture. In addition, pricing is expected to be stronger than in 2014, in part due to recently increased cigarette prices in key markets such as Italy, Poland and Spain.

Let me briefly discuss the U.K. Government’s recent announcement that it intends to proceed with the introduction of plain packaging. We believe this decision is ill-advised and is not based on scientific evidence. While we maintain an ongoing dialogue with regulators and hope that reason will ultimately prevail, we are prepared to pursue other alternatives, including litigation, to ensure the protection of our intellectual property.

(SLIDE 12.)

Before closing on the EU Region I would like to touch briefly on Italy, where the long-awaited tax reform was implemented last month. As shown on this slide, it includes a shift to a more specific structure and a higher Minimum Total Tax, both important steps in the right direction. The reform also covered RRPs, with Marlboro HeatSticks now subject to a lower excise tax rate compared to cigarettes.

We enter the year with favorable share momentum, driven by the strong performance of Chesterfield, and in mid-January we increased our cigarette prices by twenty Euro cents per pack across our portfolio.

(SLIDE 13.)

I will now discuss selected markets from our Asia Region, beginning with Japan.

Our strategy to stabilize market share last year was successful. Key drivers were the launch of our Be Marlboro marketing campaign, the introduction of Marlboro Clear Hybrid and the strengthening of the Lark brand family through morphing and new launches. We plan to maintain our focus on these two key brands in 2015 through a robust innovation pipeline, as highlighted by the recent launch of Marlboro Fusion Blast, a menthol cigarette with two different capsules that provide novel taste sensations. And, of course, Japan was the first market to introduce iQOS, with its pilot launch in Nagoya last November. We plan to expand nationally in 2015.

Industry volume in Japan declined by 3.4% in 2014, consistent with our projected 3.0% to 3.5% decline range. For 2015, we forecast that the decline will moderate to a range of 2.5% to 3.0%.

(SLIDE 14.)

In Indonesia, industry volume was up by 1.9% in 2014 to 314 billion units. This growth was driven by a 7.5% increase in the machine-made kretek segment, which now accounts for approximately 74% of the total market, partially offset by a 13.1% decline in the hand-rolled kretek segment.

Our market share grew over the course of 2014 and reached 35.3% in the fourth quarter. This sequential improvement was driven by our strong performance in the machine-made kretek segment, due mainly to Dji Sam Soe Magnum and the successful launch of Dji Sam Soe Magnum Blue in April of 2014. We now hold approximately 30% share of this growing segment, led by our flagship brand Sampoerna A.

There has been a significant moderation in the volume decline of our hand-rolled products, as competitive brands have followed Dji Sam Soe above the important 1,000 Rupiah per stick price point. As hand-rolled products face a significantly lower excise tax increase in 2015 than machine-made products, this bodes well for the segment, where we are the market leader.

We forecast cigarette industry volume growth in 2015 of up to 2%, although the market will remain sensitive to fuel and commodity prices.

(SLIDE 15.)

While the Philippines continued to be a challenge and a drain on our 2014 income performance, we have recently witnessed significant positive price movements at the lower end of the market. After we raised the recommended stick price of Jackpot from 1.25 Pesos to 1.50 Pesos in October, our main competitor increased the recommended stick prices of its brands by 0.25 Pesos in December and further increases have occurred since then. This has reduced the stick price gap to Marlboro from 1.75 Pesos in January 2014 to between 1.00 Peso and 1.25 Pesos currently.

We believe that the introduction of tax stamps will further improve the competitive environment in a market where cigarette consumption remained resilient last year at around 100 billion units. These developments augur well for profitability to improve over the mid-term and we remain bullish on the prospects for this market.

(SLIDE 16.)

I will finish my discussion of the Asia Region with a brief update on Korea. The 120% increase in total tobacco excise taxes effective January 1st will be disruptive given its impact on the average retail selling price. To pass the tax on, we increased the retail price per pack for both Marlboro and Parliament by 1,800 Korean Won, or approximately 67%, to 4,500 Korean Won.

For 2015, we forecast a decline in the underlying cigarette industry volume of approximately 20% to 25%. From an income perspective, however, the tax increase should not have a material impact on our business performance this year, due to a gain from inventories that we were able to build prior to the tax change.

(SLIDE 17.)

Let me now turn to Russia, where we performed exceptionally well in 2014. Market share reached 27.1%, up by one full share point versus prior year. Our share growth was driven by the strong performance of above-premium Parliament, mid-price L&M and low-price Bond Street, which positions us well for further expansion in 2015.

Cigarette industry volume decreased by 9.2% in 2014, in line with our forecast of 9% to 10%. The decline was due primarily to significant excise tax-driven retail price increases, which averaged around 22% for PMI. These price increases helped us boost our unit margins and total profitability in the market, despite a 3.5% lower volume.

For 2015, we forecast a decline in total cigarette industry volume of 8% to 10%, due to excise tax-driven price increases and a deteriorating macro-economic environment.

(SLIDE 18.)

Moving on to our brand portfolio, Marlboro was a key driver of our continued global market share momentum in 2014, with growth of 0.3 points in both the EU and EEMA Regions. The brand’s performance was particularly strong during the fourth quarter, with share growth in all four Regions, providing positive momentum heading into 2015.

Marlboro’s share growth was driven by the successful initial roll-out of Architecture 2.0 in 26 markets, starting in the EU Region, and the expansion of the Be Marlboro marketing campaign to additional markets.

(SLIDE 19.)

Beyond Marlboro, we are very pleased by the strong 2014 performances of our other key international brands, which demonstrate that our investments behind them are clearly paying off.

Of particular note was the continued robust growth of above-premium Parliament, with cigarette volume up by 5.6% versus 2013 and notable share gains in Russia and Turkey.

Chesterfield had an exceptional year, with cigarette volume growth of 22.6%. In addition to its success in the EU Region, which I covered earlier, the brand grew cigarette volume in all other Regions.

L&M was also a success in 2014, with cigarette volume essentially stable or growing in three of our four Regions and notable share gains in Germany, Russia and Ukraine.

(SLIDE 20.)

The unparalleled strength of our brand portfolio provides us with significant pricing power. 2014 was another robust year on this front, with a total pricing variance of $1.9 billion. This is in line with our historical annual average and was driven by the EEMA and Latin America & Canada Regions.

For 2015, we foresee our pricing variance remaining broadly in line with that of last year. Please note that, as of today, we have implemented or announced approximately 70% of the pricing that is included in our 2015 EPS guidance.

(SLIDE 21.)

We continue to focus vigorously on our cost base and in 2014 exceeded our gross productivity and cost savings target of $300 million, with significant savings related to specification rationalization and procurement.

In 2015, we anticipate that our productivity and cost savings programs, combined with savings associated with the manufacturing footprint initiatives implemented in 2014, should result in a total company cost base increase, excluding RRPs and currency, of approximately 1%.

(SLIDE 22.)

Turning now to our RRP portfolio, 2014 opened a groundbreaking new chapter in the history of our company with the commercialization of iQOS in Nagoya, Japan, and Milan, Italy. As a reminder, neither pilot launch is being made with any health claims. The marketing focus is on innovation and product benefits, such as no ash and less smell.

Although it is still too early for a comprehensive quantitative assessment, I am very pleased to share with you that both adult smoker and trade response is very positive and that the performance of iQOS is in line with, or exceeds, key indicators that we established. We should be in a better position to provide data around the middle of this year.

(SLIDE 23.)

In Nagoya, total iQOS device sales are well-ahead of projections and growing steadily every week. Sales of HeatSticks are also growing sequentially, but quite naturally do not yet reflect high rates of full conversion. However, as critical mass and product normalization build up over time, we would expect these rates to be in line with our 2013 whole offer test results.

Based on our latest estimates, iQOS awareness amongst adult smokers has reached approximately 34% and adult smoker profiles are on target. Furthermore, the iQOS flagship store concept is a success, our logistics chain is working well and product defect and return rates are much lower than we had anticipated.

(SLIDE 24.)

In Milan, where the selling channel is limited by design to a subset of the tobacconist universe and consumer communication is severely restricted, iQOS device penetration has, as expected, lagged that of Nagoya. However, HeatSticks sales reflect a higher full conversion rate, consistent with the characteristics of the market. Based on our latest estimates, iQOS awareness amongst adult smokers has reached approximately 16%. Other indicators are in line with Nagoya.

In both markets, Marlboro HeatSticks are subject to a lower excise tax rate than cigarettes.

(SLIDE 25.)

Given the positive initial performance of iQOS, we are confirming our plans to commence national expansion in Japan and Italy, as well as pilot or national launches in additional markets, later this year. These launches will be supported by a new release of iQOS that incorporates feedback from the pilot markets and features a variety of colors and textures to broaden the product’s appeal amongst adult smokers.

Our 2015 guidance includes incremental spending versus 2014 for the deployment of iQOS, which is skewed towards the second half of the year.

(SLIDE 26.)

We continued to reward our shareholders generously in 2014, despite a significant currency headwind that adversely impacted our free cash flow by $1.6 billion.

Last September, our Board of Directors approved an increase of our dividend by a further 6.4% to $4.00 per share on an annualized basis. This represents an increase of approximately 117% since the spin-off in 2008 and equates to a dividend yield of 5.0% based on last Friday’s closing share price.

In 2014, we paid $6.0 billion in total dividends to our shareholders and spent a further $3.8 billion to repurchase 45.2 million shares.

(SLIDE 27.)

We are currently operating in a debt level corridor that is close to the maximum that would still allow us to maintain our single-A credit rating. We remain committed to returning around 100% of our free cash flow to our shareholders and are taking appropriate measures to further reduce our working capital and keep capital expenditures flat despite the expansion of RRPs.

At prevailing exchange rates, the adverse currency impact on our 2015 net earnings would be approximately $1.7 billion, which consequently will impact free cash flow. Furthermore, the currency environment remains extremely volatile. In this context, we are focused on managing our cash flow prudently and maintaining financial flexibility for business development opportunities. Consequently, we do not currently envisage any share repurchases in 2015 and this is reflected in our guidance. However, we will revisit the potential for such purchases as the year unfolds, depending on the currency environment.

(SLIDE 28.)

In conclusion, we enter 2015 with confidence in our business outlook.

We delivered a solid currency-neutral performance in 2014, with adjusted diluted EPS growth above our guidance, and successfully executed on a number of our key strategic initiatives that will generate attractive returns in the years to come. We also made substantial progress in addressing market-specific challenges.

Our business is supported by strong fundamentals and positive momentum. Our leading brand portfolio is driving continued robust pricing and market share gains, while our vigorous focus on our cost base, notably through the optimization of our manufacturing footprint, is enhancing operational efficiency.

These strong fundamentals are enhanced by our investment behind RRPs. We are excited by the prospects for iQOS and are pleased by its performance thus far.

For 2015, we are targeting currency-neutral annual growth, excluding acquisitions, of 4% to 6% for net revenues and 6% to 8% for adjusted OCI. We are further targeting growth in adjusted diluted EPS of 8% to 10%, excluding currency. These targets are a clear reflection of the strong confidence that we have in both our business and the outlook for the year, particularly given our incremental spending behind the deployment of iQOS.

(SLIDE 29.)

Thank you. Jacek and I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the investor relations team, who are currently in New York. Our next presentation will be at the CAGNY Conference on Wednesday, February 18th.

Thank you again and have a nice day.